Exhibit 99.1

FOR IMMEDIATE RELEASE

Solar Power, Inc. Announces Second Quarter 2011 Financial Results

ROSEVILLE, Calif.—August 15, 2011- Solar Power, Inc. (OTCBB:SOPW), a leading developer of photovoltaic solar energy facilities (“SEF”), today announced results for the second quarter and six months ended June 30, 2011.

Second Quarter of 2011 Results:

Net sales for the second quarter of 2011 were $14.9 million compared to $10.9 million in net sales in the second quarter of 2010, an increase of 37% over the comparative period. Gross profit for the second quarter of 2011 was $1.3 million, or 9% of sales, compared to $1.1 million, or 10% of sales, for the second quarter of 2010. Operating expenses for the second quarter of 2011 were $3.4 million (including an impairment charge of $0.4 million against our asset held for sale) compared to $3.7 million for the same period last year which did not include any impairment charges. Other expense, net, including interest and taxes was $0.2 million. Net loss for the second quarter of 2011 was $2.4 million, or ($0.02) per basic share and diluted share, compared to a loss of $3.3 million, or ($0.06) per basic and diluted share, in the second quarter of 2010. The weighted average number of common shares outstanding used in computing the basic and diluted per share amounts for the three months ended June 30, 2011 and 2010 were 102,926,965 and 52,292,576, respectively.

Six Months Ended June 30, 2011 Results:

Net sales for the six months ended June 30, 2011 were $20.4 million compared to $16.8 million in net sales in the comparative period of 2010, an increase of 21%. Gross profit for the six months ended June 30, 2011 was $1.8 million, or 9% of sales, compared to $1.7 million, or 10% of sales, for the comparative period of 2010.

Operating expenses for the six months ended June 30, 2011 were $5.6 million (27% of sales) compared to $7.0 million (42.0% of sales) for the same period last year. Other expense was $0.4 million and $1.2 million for the six months ended June 30, 2011 and 2010, respectively. Net loss for the six months ended June 30, 2011 was $4.1 million, or ($0.04) per basic and diluted share, compared to a net loss of $6.5 million, or ($0.12) per basic and diluted share, in the comparative period of 2010. Weighted average number of common shares outstanding used in computing basic and diluted per share amounts for the six months ended June 30, 2011 and 2010 were 96,919,322 and 52,292,576, respectively.

Balance Sheet:

Assets include cash and cash equivalents at June 30, 2011 of $18.5 million and accounts receivable (net) and costs and estimated earnings in excess of billings of $19.4 million. Inventory was $14.3 million. Total assets were $61.1 million while total liabilities were $24.5 million. Common shares outstanding at June 30, 2011 were 184,013,923.

Recent Company Highlights:

•	The Company entered into a 3-year Preferred Provider Agreement (PPA) agreement with KDC Solar LLC to serve as their preferred provider of EPC and operations and maintenance (“O&M”) services. The agreement establishes a minimum commitment for KDC Solar to offer 150 megawatts of SEF projects for SPI’s consideration, and sets as a goal for KDC Solar and SPI to potentially develop a total of 300 megawatts in SEF projects across New Jersey and New York. Under the PPA, SPI and LDK have agreed to provide construction financing and facilitate long-term financing, supported by LDK, of up to $750 million for projects subject to the PPA.

•	The Company began construction of an 8 megawatt, single-axis tracker utility-scale solar energy facility near Palm Springs, California

•	The Company announced that it had been awarded a 1.69 megawatt project in New Jersey

Management Comments:

The second quarter 2011 results continue to reflect the build out of projects awarded prior to the LDK transaction being finalized. While revenues continue to grow the second quarter gross project margins reflect legacy build costs that should improve as the benefits of the LDK supply chain and capital start to be reflected in our operations. Our pipeline of projects is strong and the Company remains well positioned to grow substantially over the remainder of 2011 and well into 2012.

2011 Outlook:

The Company previously provided guidance for the fiscal 2011 of $70 million in net sales. Based on the first half of fiscal 2011 results and the outlook for the balance of the year, the Company reaffirms its guidance.

Conference Call Information:

The conference call will take place at 4:30 p.m. EDT on Monday, August 15, 2011. Interested participants should call 1-888-549-7704 when calling within the United States or 1-480-629-9810 when calling internationally.

A playback will be available through August 22, 2011. To listen, please call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally. Utilize the PIN number 4464554 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=00008BC3, or visiting www.spisolar.com, or at ViaVid’s website at www.viavid.net, where the webcast can be accessed through August 22, 2011.

About Solar Power, Inc. (OTCBB: SOPW):

Solar Power, Inc. (SPI) is a vertically integrated photovoltaic solar developer offering its own brand of high-quality, low-cost distributed generation and utility-scale solar energy facility development services. Through the Company’s close relationship with LDK Solar, SPI extends the reach of its vertical integration from silicon to system. From project development, to project financing and to post-construction asset management, SPI delivers turnkey world-class photovoltaic solar energy facilities to its business, government and utility customers. For additional information visit: www.spisolar.com.

Safe Harbor Statement:

This release contains certain “forward-looking statements” relating to the business of Solar Power, Inc., its subsidiaries and the solar industry, which can be identified by the use of forward looking terminology such as “believes, expects” or similar expressions. The forward looking statements contained in this press release include statements regarding the Company’s ability to execute its growth plan and meet revenue and sales estimates, enter into formal long-term supply agreements, and market acceptance of products and services. In particular, this release contains forward looking statements about the viability of projects to be reviewed, and whether those projects will ultimately meet underwriting criteria, or financial modeling sufficient for the Company to undertake the projects. The commitments are to introduce and offer the projects, and the Company cannot predict whether all projects will fit within its financial model for execution, or upon terms that are acceptable to all parties involved. These statements also involve known and unknown risks and uncertainties, including, but are not limited to, general business conditions, managing growth, and political and other business risk. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks and other factors detailed in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

For additional information contact:

Stephen Kircher, CEO

Solar Power, Inc.

(916) 745-0900

Or,

Mike Anderson, Vice President Corporate Communications

Solar Power, Inc.

(916) 745-0900

manderson@spisolar.com

SOLAR POWER, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands, except for share data)
(unaudited)
	As of June 30, 2011	As of December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$18,479	$1,441
Accounts receivable, net of allowance for doubtful accounts of $56 and $28 at June 30, 2011, and December 31, 2010, respectively	9,670	5,988
Accounts receivable, related party	2,034	—
Costs and estimated earnings in excess of billings on uncompleted contracts	2,656	2,225
Costs and estimated earnings in excess of billings on uncompleted contracts, related party	5,033
Inventories, net	14,254	4,087
Asset held for sale	6,269	6,669
Prepaid expenses and other current assets	806	702
Restricted cash	250	285

Total current assets	59,451	21,397

Goodwill	435	435
Restricted cash	455	1,059
Property, plant and equipment at cost, net	765	915

Total assets	$61,106	$23,806

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,925	$6,055
Accounts payable, related party	9,380	—
Accrued liabilities	2,091	4,298
Income taxes payable	2	2
Billings in excess of costs and estimated earnings on uncompleted contracts	3,241	1,767
Loans payable and capital lease obligations	4,517	3,808

Total current liabilities	23,157	15,930
Loans payable and capital lease obligations, net of current portion	5	13
Other liabilities	1,379	—

Total liabilities	24,541	15,943

Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock, par $0.0001, 20,000,000 shares authorized, none issued and outstanding at June 30, 2011 and December 31, 2010, respectively	—	—
Common stock, par $0.0001, 250,000,000 shares authorized 184,013,923 and 52,292,576 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	18	5
Additional paid in capital	74,969	42,114

Accumulated other comprehensive loss	(277)	(240)

Accumulated deficit	(38,145)	(34,016)

Total stockholders’ equity	36,565	7,863

Total liabilities and stockholders’ equity	$61,106	$23,806

SOLAR POWER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except for share data)

(unaudited)

	For Three Months Ended		For the Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net Sales
Net sales	$9,571	$10,950	$14,301	$16,782
Net sales, related party	5,369	—	6,129	—

Total net sales	14,940	10,950	20,430	16,782

Cost of goods sold
Cost of goods sold	9,009	9,838	13,187	15,048
Cost of goods sold, related party	4,653	—	5,413	—

Total cost of goods sold	13,662	9,838	18,600	15,048

Gross profit	1,278	1,112	1,830	1,734

Operating expenses:
General and administrative	1,915	2,365	3,468	4,363
Sales, marketing and customer service	916	965	1,387	2,058
Engineering, design and product management	209	379	341	583
Impairment charge	400	—	400	—

Total operating expenses	3,440	3,709	5,596	7,004

Operating loss	(2,162)	(2,597)	(3,766)	(5,270)
Other income (expense):
Interest expense	(277)	(38)	(408)	(43)
Interest income	21	—	23	—
Other income, net	37	(650)	32	(1,185)

Total other expense	(219)	(688)	(353)	(1,228)

Loss before income taxes	(2,381)	(3,285)	(4,119)	(6,498)
Income tax expense	3	—	10	3

Net loss	$(2,384)	$(3,285)	$(4,129)	$(6,501)

Net income (loss) per common share
Basic	$(0.02)	$(0.06)	$(0.04)	$(0.12)

Diluted	$(0.02)	$(0.06)	$(0.04)	$(0.12)

Weighted average number of common shares used in computing per share amounts
Basic	102,926,965	52,292,576	96,919,322	52,292,576

Diluted	102,926,965	52,292,576	96,919,322	52,292,576